Exhibit 10.1

FIRST LOAN MODIFICATION AGREEMENT

This First Modification Agreement (this “Loan Modification Agreement”) is entered into and effective as of March 15, 2011 (the “First Loan Modification Effective Date”), by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 380 Interlocken Crescent, Suite 600, Broomfield, Colorado 80021 (“Bank”) and ATRICURE, INC., a Delaware corporation with its chief executive office located at 6217 Centre Park Drive, West Chester, Ohio 45069 (“Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of September 13, 2010, evidenced by, among other documents, a certain Amended and Restated Loan and Security Agreement dated as of September 13, 2010, between Borrower and Bank, (as amended, the “Existing Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described (i) in the Loan Agreement; (ii) in a certain Export-Import Bank Loan and Security Agreement, dated as of September 13, 2010 (as amended, the “EXIM Loan Agreement”); and (iii) in a certain Intellectual Property Security Agreement dated as of May 1, 2009 (the “IP Agreement”, and together with any other collateral security granted to Bank, the “Security Documents”).

Hereinafter, the Security Documents, together with the Existing Loan Agreement and all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

1	The Loan Agreement shall be amended by inserting the following new Section 2.1.6 immediately following Section 2.1.5 thereof:

“2.1.6 Term Loan 2011.

(a) Existing Term Loan. Borrower is obligated to the Bank for the Term Loan. Borrower acknowledges and agrees that, as of the First Loan Modification Effective Date, prior to giving effect to the proceeds of the Term Loan 2011, the outstanding principal amount of the Term Loan is $2,527,777.68. Borrower acknowledges and agrees that, once repaid, the Term Loan may not be re-borrowed.

(b) Availability; Use of Term Loan 2011 Proceeds. Bank shall make one (1) term loan available to Borrower in an amount up to the Term Loan 2011 Amount on the First Loan Modification Effective Date, subject to the satisfaction of the terms and conditions of this Agreement. Proceeds of the Term Loan 2011 shall be used to (i) repay, without penalty and with no Make Whole Premium due, all outstanding accrued but unpaid interest on and the outstanding principal balance of the Term Loan; and (ii) to support ongoing cash needs of the Borrower and to fund acquisitions acceptable to Bank, in its reasonable discretion.

(c) Repayment. Borrower shall make monthly payments in arrears of interest only commencing on each Payment Date following the Funding Date. Beginning April 1, 2011 and on each Payment Date thereafter, Borrower shall repay the Term Loan (i) in sixty (60) equal monthly installments of principal of One Hundred Twenty Five Thousand Dollars ($125,000), plus (ii) monthly payments of accrued interest (any such payment of interest and/or principal being a “Term Loan 2011 Payment”). Borrower’s final Term Loan 2011 Payment, due on the Term Loan 2011 Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan 2011. Once repaid, the Term Loan 2011 may not be re-borrowed.

(d) Mandatory Prepayment Upon an Acceleration. If the Term Loan 2011 is accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest on the Term Loan 2011 and (ii) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

(e) Prepayment. All, but not less than all, of the Term Loan 2011 may be prepaid by the Borrower prior to the Term Loan 2011 Maturity Date, effective five (5) Business Days after written notice of such prepayment is given to Bank. Notwithstanding any such prepayment, Bank’s lien and security interest in the Collateral and all of Bank’s rights and remedies under this Agreement shall continue until terminated in accordance with Section 12.1. If such prepayment is at Borrower’s election or at Bank’s election due to the occurrence and continuance of an Event of Default or if any of the Obligations become due and payable as a result of an Event of Default (including without limitation becoming due and payable as a result of an Insolvency Proceeding), Borrower shall pay to Bank, in addition to the payment of any other expenses or fees then-owing, a prepayment fee in an amount equal to the Make Whole Premium; provided that no Make Whole Premium fee shall be charged if the credit facility hereunder is replaced with a new facility from the Bank. Upon payment in full of the Obligations which are then due and payable and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall release its liens and security interests in the Collateral and all rights therein shall revert to Borrower.”

2	The Loan Agreement shall be amended by deleting the following text appearing as Section 2.3(a) thereof:

“(a) Interest Rate.

(i) Advances. Subject to Section 2.3(b), the principal amount of Advances outstanding under the Revolving Line shall accrue interest at a floating per annum rate based on Borrower’s Adjusted Quick Ratio (and the existence or non-existence of an Event of Default) as set forth below, which interest shall be payable monthly, in arrears, in accordance with Section 2.3(f) below.

Adjusted Quick Ratio as of the end of a month and Event of Default status	Interest Rate

Greater than or equal to 2.00:1.00, and no Event of Default has occurred and is continuing	One percentage point (1.00%) above the Base Rate (the “First Tier Rate”)

Greater than or equal to 1.50:1.00, but less than 2.00:1.00, and no Event of Default has occurred and is continuing	One and one-half percentage points (1.50%) above the Base Rate (the “Second Tier Rate”)

Less than 1.50:1.00, or an Event of Default has occurred and is continuing	Two percentage points (2.00%) above the Base Rate (the “Regular Rate”)

The rate in effect as of the Effective Date is the Second Tier Rate. Changes in the interest rate based on the Borrower’s Adjusted Quick Ratio as provided above shall go into effect as of the first day of the month following the month in which Borrower’s financial statements are received by Bank. If, based on the Adjusted Quick Ratio as shown in Borrower’s financial statements, there is to be an increase in the interest rate, the interest rate increase may be put into effect by Bank as of the first day of the month following the month in which Borrower’s financial statements were due, even if the delivery of the financial statements is delayed. The Regular Rate shall go into effect immediately upon the occurrence and during the continuance of an Event of Default unless Bank otherwise elects from time to time in its sole discretion to delay its effect or impose a smaller increase.

(ii) Term Loan. Subject to Section 2.3(b), the principal amount outstanding under the Term Loan shall accrue interest at a per annum rate equal to ten percent (10.00%), which interest shall be payable monthly in accordance with Section 2.3(f) below.”

and inserting in lieu thereof the following:

“(a) Interest Rate.

(i) Advances. Subject to Section 2.3(b), the principal amount of Advances outstanding under the Revolving Line shall accrue interest at a floating per annum rate based on Borrower’s Adjusted Quick Ratio (and the existence or non-existence of an Event of Default) as set forth below, which interest shall be payable monthly, in arrears, in accordance with Section 2.3(f) below.

Adjusted Quick Ratio as of the end of a month and Event of Default status	Interest Rate

Greater than or equal to 2.00:1.00, and no Event of Default has occurred and is continuing	One-quarter of one percentage point (0.25%) above the Base Rate (the “First Tier Rate”)

Greater than or equal to 1.50:1.00, but less than 2.00:1.00, and no Event of Default has occurred and is continuing	Three-quarters of one percentage point (0.75%) above the Base Rate (the “Second Tier Rate”)

Less than 1.50:1.00, or an Event of Default has occurred and is continuing	One and one-quarter percentage points (1.25%) above the Base Rate (the “Regular Rate”)

The rate in effect as of the First Loan Modification Effective Date is the Second Tier Rate. Changes in the interest rate based on the Borrower’s Adjusted Quick Ratio as provided above shall go into effect as of the first day of the month following the month in which Borrower’s financial statements are received by Bank. If, based on the Adjusted Quick Ratio as shown in Borrower’s financial statements, there is to be an increase in the interest rate, the interest rate increase may be put into effect by Bank as of the first day of the month following the month in which Borrower’s financial statements were due, even if the delivery of the financial statements is delayed. The Regular Rate shall go into effect immediately upon the occurrence and during the continuance of an Event of Default unless Bank otherwise elects from time to time in its sole discretion to delay its effect or impose a smaller increase.

(ii) Term Loan 2011. Subject to Section 2.3(b), the principal amount outstanding under the Term Loan 2011 shall accrue interest at a per annum rate equal to six and three quarters percent (6.75%), which interest shall be payable monthly in accordance with Section 2.3(f) below.”

3	The Loan Agreement shall be amended by deleting the following text appearing as Section 2.4(b) thereof:

“(b) Anniversary Fee. A fully earned, non-refundable anniversary fee of Fifty Thousand Dollars ($50,000.00), payable on the second anniversary of the Prior Effective Date;”

and inserting in lieu thereof the following:

“(b) [Intentionally omitted];”

4	The Loan Agreement shall be amended by deleting the following text appearing as Section 2.4(d) thereof:

“(d) Termination Fee. Subject to the terms of Section 2.1.5(c) with respect to the Term Loan and Section 12.1 with respect to the Revolving Line, a termination fee;”

and inserting in lieu thereof the following:

“(d) Termination Fee. Subject to the terms of Section 2.1.6(e) with respect to the Term Loan 2011 and Section 12.1 with respect to the Revolving Line, a termination fee;”

5	The Loan Agreement shall be amended by deleting the following text appearing as Section 8.1 thereof:

“8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date and/or the Term Loan Maturity Date, as applicable). During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);”

and inserting in lieu thereof the following:

“8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date and/or the Term Loan 2011 Maturity Date, as applicable). During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);”

6	The Loan Agreement shall be amended by deleting the following text appearing as Section 12.1 thereof:

“12.1 Termination Prior to Maturity Date. This Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank or if Bank’s obligation to fund Credit Extensions terminates pursuant to the terms of Section 2.1.1(c). Notwithstanding any such termination, Bank’s lien and security interest in the Collateral shall continue until terminated in accordance with this Section 12.1. If such termination is at Borrower’s election or at Bank’s election due to the occurrence and continuance of an Event of Default or if any of the Obligations become due and payable as a result of an Event of Default (including without limitation becoming due and payable as a result of an Insolvency Proceeding), Borrower shall pay to Bank, in addition to the payment of any other expenses or fees then-owing, (i) a termination fee in an amount equal to three percent (3.00%) of the Revolving Line (i.e. Three Hundred Thousand Dollars ($300,000)); if termination occurs on or before the first anniversary of the Prior Effective Date; (ii) two percent (2.00%) of the Revolving Line (i.e. Two Hundred Thousand Dollars ($200,000)) if termination occurs after the first anniversary of the Prior Effective Date and on or before the second anniversary of the Prior Effective Date; and (iii) one percent (1.00%) of the Revolving Line (i.e. One Hundred Thousand Dollars ($100,000) if termination occurs after the second anniversary of the Prior Effective Date and before the Revolving Line Maturity Date; provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from another division of the Bank. Upon payment in full of the Obligations which are then due and payable and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall release its liens and security interests in the Collateral and all rights therein shall revert to Borrower.”

and inserting in lieu thereof the following:

“12.1 Termination Prior to Maturity Date. This Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank or if Bank’s obligation to fund Credit Extensions terminates pursuant to the terms of Section 2.1.1(c). Notwithstanding any such termination, Bank’s lien and security interest in the Collateral shall continue until terminated in accordance with this Section 12.1. If such termination is at Borrower’s election or at Bank’s election due to the occurrence and continuance of an Event of Default or if any of the Obligations become due and payable as a result of an Event of Default (including without limitation becoming due and payable as a result of an Insolvency Proceeding), Borrower shall pay to Bank, in addition to the payment of any other expenses or fees then-owing, a termination fee in an amount equal to (i) two percent (2.00%) of the Revolving Line (i.e. Two Hundred Thousand Dollars ($200,000)) if termination occurs after First Loan Modification Effective Date but on or before the first anniversary of the First Loan Modification Effective Date; and (ii) one percent (1.00%) of the Revolving Line (i.e. One Hundred Thousand Dollars ($100,000) if termination occurs after the first anniversary of the First Loan Modification Effective Date but on or before the second anniversary of the First Loan Modification Effective Date; provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from another division of the Bank. Upon payment in full of the Obligations which are then due and payable and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall release its liens and security interests in the Collateral and all rights therein shall revert to Borrower.”

7	The Loan Agreement shall be amended by deleting the following text appearing as clause (h) of the definition of “Permitted Indebtedness” appearing in Section 13.1 thereof:

“(h) Indebtedness under hedging obligations with respect to interest rates, foreign currency exchange rates or commodity prices, in each case not entered into for speculative purposes, and in an aggregate notational value at any time outstanding not exceeding an amount equal to fifty percent (50%) of the then outstanding principal balance of the Term Loan;”

and inserting in lieu thereof the following:

“(h) Indebtedness under hedging obligations with respect to interest rates, foreign currency exchange rates or commodity prices, in each case not entered into for speculative purposes, and in an aggregate notational value at any time outstanding not exceeding an amount equal to fifty percent (50%) of the then outstanding principal balance of the Term Loan 2011;”

8	The Loan Agreement shall be amended by inserting the following definitions in their appropriate alphabetical order in Section 13.1 thereof:

“Payment Date” is the first calendar day of each month.

“Term Loan 2011” is a loan made by Bank pursuant to the terms of Section 2.1.6 hereof.

“Term Loan 2011 Amount” is an aggregate amount equal to Seven Million Five Hundred Thousand Dollars ($7,500,000) outstanding at any time.

“Term Loan 2011 Maturity Date” is March 15, 2016.

“Term Loan 2011 Payment” is defined in Section 2.1.6(c).”

9	The Loan Agreement shall be amended by deleting the following definitions from Section 13.1 thereof:

““Credit Extension” is any Advance, Letter of Credit, EXIM Loan, Term Loan, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit.

“Make Whole Event Date” shall mean (a) in the case of a voluntary Term Loan prepayment, the date of such prepayment, and (b) in the case of all or a portion of the Term Loan becoming due and payable according to the terms hereof because of the occurrence and continuance of an Event of Default, the date such amount of the Term Loan has become due and payable according to the terms hereof.

“Make Whole Premium” is an amount equal to 3% of the Term Loan Amount if the Make Whole Event Date occurs on or before the first anniversary of the Prior Effective Date; 2% of the Term Loan Amount if the Make Whole Event Date occurs after the first anniversary of the Prior Effective Date but on or before the second anniversary of the Prior Effective Date; and 1% of Term Loan Amount if the Make Whole Event Date occurs after the second anniversary of the Prior Effective Date but before the Term Loan Maturity Date.

“Revolving Line Maturity Date” is April 30, 2012.

“Streamline Requirements” are, as of any date, all of the following: (a) no Default or Event of Default exists; and (b) Borrower has an aggregate of unrestricted cash and Cash Equivalents held at Bank and Bank’s Affiliates of greater than the sum of (a) the outstanding principal amount of any Advances (including any amounts used for Cash Management Services but excluding any outstanding Quarter-end Advances), plus (b) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), plus (c) the amount outstanding under the Term Loan.”

and inserting in lieu thereof the following:

““Credit Extension” is any Advance, Letter of Credit, EXIM Loan, Term Loan 2011, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit.

“Make Whole Event Date” shall mean (a) in the case of a voluntary Term Loan 2011 prepayment, the date of such prepayment, and (b) in the case of all or a portion of the Term Loan 2011 becoming due and payable according to the terms hereof because of the occurrence and continuance of an Event of Default, the date such amount of the Term Loan 2011 has become due and payable according to the terms hereof.

“Make Whole Premium” is an amount equal to 3% of the Term Loan 2011 Amount if the Make Whole Event Date occurs on or before the first anniversary of the First Loan Modification Effective Date; 2% of the Term Loan 2011 Amount if the Make Whole Event Date occurs after the first anniversary of the First Loan Modification Effective Date but on or before the second anniversary of the First Loan Modification Effective Date; and 1% of Term Loan 2011 Amount if the Make Whole Event Date occurs after the second anniversary of the First Loan Modification Effective Date but before the Term Loan 2011 Maturity Date.

“Revolving Line Maturity Date” is April 30, 2014.

“Streamline Requirements” are, as of any date, all of the following: (i) no Default or Event of Default exists; and (ii) Borrower has an aggregate of unrestricted cash and Cash Equivalents held at Bank and Bank’s Affiliates of greater than the sum of (a) the outstanding principal amount of any Advances (including any amounts used for Cash Management Services but excluding any outstanding Quarter-end Advances), plus (b) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), plus (c) the amount outstanding under the Term Loan 2011.”

4. FEES. Borrower shall pay to Bank a term loan origination fee equal to Fifteen Thousand Dollars ($15,000), which term loan origination fee shall be due on the date hereof and shall be deemed fully earned and non-refundable as of the date hereof. In addition, Borrower shall pay to Bank an anniversary fee equal to (i) on May 1, 2011, Fifty Thousand Dollars ($50,000); (ii) On May 1, 2012, Fifty Thousand Dollars ($50,000); and (iii) on May 1, 2013, Fifty Thousand Dollars ($50,000). Each such anniversary fee shall be deemed fully earned as of the date of scheduled payment and, once paid, shall be non-refundable. Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this Loan Modification Agreement.

5. CONDITIONS PRECEDENT TO EFFECTIVENESS. Borrower hereby agrees that the following documents shall be delivered to the Bank prior to the entering into and the effectiveness of this Loan Modification Agreement, each in form and substance satisfactory to the Bank (collectively, the “Conditions Precedent”):

a)	copies, certified by a duly authorized officer of Borrower, to be true and complete as of the date hereof, of each of (i) the governing documents of Borrower as in effect on the date hereof (but only to the extent modified since last delivered to the Bank), (ii) the resolutions of Borrower authorizing the execution and delivery of this Loan Modification Agreement, the other documents executed in connection herewith and Borrower’s performance of all of the transactions contemplated hereby (but only to the extent required since last delivered to Bank), and (iii) an incumbency certificate giving the name and bearing a specimen signature of each individual who shall be so authorized on behalf of Borrower (but only to the extent any signatories have changed since such incumbency certificate was last delivered to Bank);

b)	a certificate of the from the Secretary of State for the applicable jurisdiction, as of a recent date as to the Borrower’s existence, good standing and foreign qualification (as applicable);

c)	a legal opinion of counsel to the Borrower as to authority and enforceability of the Loan Modification Agreement and the other Loan Documents executed in connection herewith; and

d)	such other documents as the Bank may reasonably request.

6. AUTHORIZATION TO FILE. Borrower hereby authorizes Bank to file UCC financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to further perfect or protect Bank’s interest in the Collateral, including a notice that any disposition of the Collateral, by either the Borrower or any other Person, shall be deemed to violate the rights of the Bank under the Code.

7. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

8. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

9. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

10. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

11. RIGHT OF SET-OFF. In consideration of Bank’s agreement to enter into this Loan Modification Agreement, Borrower hereby reaffirms and hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Silicon Valley Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the loan. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12. CONFIDENTIALITY. Without limiting Section 12.10 of the Loan Agreement (which is and shall remain in full force and effect), Bank may use confidential information for the development of databases, reporting purposes, and market analysis, so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower. The provisions of the immediately preceding sentence shall survive the termination of the Loan Agreement.

JURISDICTION/VENUE. California law governs the Loan Documents, including, without limitation, this Loan Modification Agreement without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of the Loan Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING

OUT OF OR BASED UPON THIS LOAN MODIFICATION AGREEMENT, THE LOAN AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

13. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

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This Loan Modification Agreement is executed as of the First Loan Modification Effective Date.

BORROWER:			BANK:

ATRICURE, INC.		SILICON VALLEY BANK

By:	/s/ Julie A. Piton	By:	/s/ Adam Glick
Name: Julie A. Piton		Name: Adam Glick
Title: Vice President/Chief Financial Officer		Title: Relationship Manager